Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Oak Hill Financial, Inc. on Pre-Effective Amendment No. 1 to Form S-4, of our report dated January 29, 2004 on the consolidated financial statements of Lawrence Financial Holdings, Inc. included in the Annual Report of Lawrence Financial Holdings, Inc. on Form 10-KSB for the year ended December 31, 2003, dated and filed with the United States Securities and Exchange Commission on March 12, 2004, and to the reference to us in the second paragraph under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio
January 5, 2005